Articles of Incorporation
of
CorpTran Support, Inc.

The undersigned natural person, who is at least eighteen (18) years of age, for the purpose of forming a Private Corporation, under and subject to the provisions of NRS 78.010, et seq., hereby adopts the following Articles of Incorporation:

ARTICLE ONE

NAME. The name of the Corporation is CorpTran Support, Inc.

ARTICLE TWO

REGISTERED OFFICE AND RESIDENT AGENT. The registered office of the Corporation shall be located at 1005 Terminal Way, Suite 110, Reno, Nevada 89502. The initial Resident Agent at such address is CORPORATE OFFICE SERVICES. The Board of Directors may establish, from time to time, other places of business within and without the State of Nevada for the conduct of its business.

ARTICLE THREE

DURATION. The Corporation shall have perpetual existence.

ARTICLE FOUR

PURPOSES. The purpose, object and nature of the business for which this Corporation is organized are:

(a) To engage in any lawful activity.

ARTICLE FIVE

SHARES OF STOCK. The total number of authorized shares of the Corporation shall be 25,000 (TWENTY FIVE THOUSAND) voting common shares with .001 (ONE TENTH OF ONE CENT) par value. Authority shall be vested in the board of directors to change the class, the number of each class of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class of stock.

ARTICLE SIX

DIRECTOR. The business and affairs of the Corporation shall be conducted by a Board of Directors. The number of directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as sole Director until the first Annual Meeting or until his successor(s) are elected and qualified is:

NAME	ADDRESS
Daniela Peterson	1005 Terminal Way, Suite 110 Reno, Nevada 89502

The Directors may, at any time prior to the first meeting of the Board of Directors, elect or appoint additional Directors, not exceeding the number set forth in the by-laws, to serve until his successors are elected and qualified. Thereafter, vacancies on the Board of Directors, however arising, may be filled from time to time by the remaining Directors.

The successors of the first Board of Directors shall be elected at the Annual Meeting of the Shareholders to be held on the date and at the time provided in the by-laws. The Directors shall hold office for one year or until they are removed or their successors have been duly qualified, as provided in the by-laws.

The Board of Directors shall elect or appoint a President, a Secretary, a Treasurer, a Resident Agent and such other Officers or Agents for the administration of the business of the Corporation as it shall from time to time determine. Such persons need not be shareholders of the Corporation or members of the Board of Directors.

ARTICLE SEVEN

LIMITED LIABILITY OF OFFICERS AND DIRECTORS. No officer or Directors of the Corporation shall be liable to the Corporation or its shareholders for the damages for the breach of a fiduciary duty as a Director or Officer other than: (a) acts or omissions which involve intentional misconduct, fraud or a known violation of the law: or (b) the payment of dividends in violation of NRS 78.300.

The Corporation may purchase or maintain insurance or make other financial arrangements on behalf of any person who is or was a Director, Officer, Employee, or Agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as Director, Officer, Employee or Agent, or arising of his status as such, whether or not the Corporation has the authority to indemnify him against such liability or expense.

The Corporation shall indemnify all of its Officers and Directors past, present, and future against any and all expenses incurred by them, and each of them, including, but not limited to, legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action or administrative proceeding brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as Officers or Directors of the Corporation. The expenses of Officers and Directors incurred in defending any legal action or administrative proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Officer or Director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other rights of indemnification which the Officers and Directors may have or hereafter acquire. Without limitation of the foregoing, the Board of Directors may adopt by-laws from time to time to provide the fullest indemnification permitted by the Laws of the State of Nevada.

ARTICLE EIGHT

ASSESSMENTS. To the extent permitted by law, the private property of each and every Stockholder, Officer, and Director of the Corporation, real or personal, tangible or intangible, now owned or hereafter acquired by any of them, is and shall forever be exempt from all debts and obligations of the Corporation. Stocks are not assessable.

ARTICLE NINE

NO PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors of the Corporation, no holder of any shares of the stock of the Corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any shares of the stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into any such shares, or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

ARTICLE TEN

NO CUMULATIVE VOTING. Election of Directors of the Corporation shall be by majority vote of the shareholders. There shall be no cumulative voting.

ARTICLE ELEVEN

INCORPORATOR. The name and address of the Incorporator executing these Articles of Incorporation is as follows:

NAME	ADDRESS
Daniela Peterson	1005 Terminal way, Suite 110 Reno, NV 89502

ARTICLE TWELVE

AMENDMENT. These Articles of Incorporation may be amended by the affirmative vote of a majority of the Shareholders entitled to vote on each such amendment.

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation on this 31st day of July, 2001.

Daniela Peterson

Daniela Peterson
Corporate Office Services, Inc.
1005 Terminal Way, Suite 110
Reno, Nevada 89502

In matter of the above named corporation I, CORPORATE OFFICE SERVICES, INC., accept the appointment as resident agent.

Daniela Peterson

Daniela Peterson
Corporate Office Services, Inc.

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **CORPTRAN SUPPORT, INC.** did on **July 31, 2001** file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on **August 1, 2001.**

Secretary of State

By

Certification Clerk